EXHIBIT 99.1

PRESS RELEASE

SOURCE:  GameTech International, Inc.

GameTech International Announces the Retirement of Founder and Chairman of the Board Richard T. Fedor

RENO, NV (November 23, 2010) – GameTech International, Inc. (Nasdaq: GMTC) today announced that founder Richard T. Fedor will retire as Executive Chairman of the Board of Directors and as a member of the GameTech International Board of Directors, effective as of December 1, 2010.

"On behalf of the board of directors, our management team, employees, and the company's shareholders, I want to thank Rich for the fifteen plus years he has devoted to GameTech, and to developing and promoting the interests and advancement of the electronic bingo industry,” said Bill Fasig, the company’s President and Chief Executive Officer.  I look forward to continuing to work with Rich as a strategic consultant to the company and to me.”

While Mr. Fedor has resigned from the GameTech Board of Directors, he will continue to be available to the company through a transition period as a consultant and special advisor to the Chief Executive Officer.

Commenting upon his retirement from the GameTech Board, Mr. Fedor stated, “It has been an honor and a privilege to serve and help lead this company over the past 15 years. This is an outstanding organization with tremendous opportunity down the road.  Even though I will retire from the Board, I look forward to contributing to GameTech in other positive ways. I wish Bill, the Board and all the employees of GameTech the best of success.”

GameTech’s Board of Directors has not yet appointed a succeeding Chairman, which it plans to do in the near future.  As a result of Mr. Fedor’s resignation, the size of GameTech's Board of Directors has been reduced to three directors, all of whom are considered "independent" pursuant to the corporate governance rules of the Nasdaq Global Market.

Company Overview: GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services.  Under the GameTech® product brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices.  Under the Summit Gaming™ product brand the Company provides video lottery terminal devices, gaming equipment, and related software and content.  GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom.  The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Safe Harbor Statement:  Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

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